                                                                   Exhibit 10.16

================================================================================

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                            AERIAL PLATFORMS, INC.,

                               CARTER B. WILSON,

                                      AND

                       NATIONAL EQUIPMENT SERVICES, INC.

                         DATED AS OF FEBRUARY 18, 1997

================================================================================

                               TABLE OF CONTENTS

                                                                                                                      PAGE
ARTICLE I--DEFINITIONS
     1.1       Definitions............................................................................................   1
     1.2       Other Definitional Provisions..........................................................................   4
     1.3       Cross Reference of Other Definitions...................................................................   5

ARTICLE II--PURCHASE AND SALE OF STOCK................................................................................   6
     2.1       Stock Purchase.........................................................................................   6
     2.2       Purchase Price for Company Stock.......................................................................   6
     2.3       Purchase Price Adjustments.............................................................................   6
     2.4       Distribution of Holdback...............................................................................   8
     2.5       Closing Transactions...................................................................................   8

ARTICLE III--CONDITIONS TO CLOSING....................................................................................   9
     3.1       Conditions to the Purchaser's Obligations..............................................................   9
     3.2       Conditions to the Sellers' Obligations.................................................................  11

ARTICLE IV--COVENANTS PRIOR TO CLOSING................................................................................  12
     4.1       Affirmative Covenants of the Company and the Seller....................................................  13
     4.2       Negative Covenants of  the Company and the Seller......................................................  14
     4.3       Covenants of Purchaser.................................................................................  14

ARTICLE V--REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY......................................................  15
     5.1       Organization and Corporate Power.......................................................................  15
     5.2       Authorization of Transactions..........................................................................  15
     5.3       Capitalization.........................................................................................  15
     5.4       Subsidiaries; Investments..............................................................................  16
     5.5       Absence of Conflicts...................................................................................  16
     5.6       Financial Statements and Related Matters...............................................................  16
     5.7       Absence of Undisclosed Liabilities.....................................................................  16
     5.8       Absence of Certain Developments........................................................................  17
     5.9       Title to Properties....................................................................................  18
    5.10       Taxes..................................................................................................  19
    5.11       Contracts and Commitments..............................................................................  20
    5.12       Proprietary Rights.....................................................................................  21
    5.13       Litigation; Proceedings................................................................................  21
    5.14       Brokerage..............................................................................................  22
    5.15       Governmental Licenses and Permits......................................................................  22
    5.16       Employees..............................................................................................  22
    5.17       Employee Benefit Plans.................................................................................  22
    5.18       Insurance..............................................................................................  23
    5.19       Officers and Directors; Bank Accounts..................................................................  23
    5.20       Affiliate Transactions.................................................................................  23
    5.21       Compliance with Laws...................................................................................  24
    5.22       Environmental Matters..................................................................................  24
    5.23       Disclosure.............................................................................................  25
    5.24       Closing Date...........................................................................................  25

ARTICLE VI--REPRESENTATIONS AND WARRANTIES CONCERNING  THE SELLER.....................................................  25
     6.1       Authorization of Transactions..........................................................................  25
     6.2       Absence of Conflicts...................................................................................  25
     6.3       Brokerage..............................................................................................  26
     6.4       Shares.................................................................................................  26
     6.5       Investment in Subordinated Notes and NES Common Stock..................................................  26
     6.6       Closing Date...........................................................................................  26

ARTICLE VI--REPRESENTATIONS AND WARRANTIES CONCERNING  THE PURCHASER..................................................  27
     7.1       Organization and Corporate Power.......................................................................  27
     7.2       Authorization..........................................................................................  27
     7.3       No Violation...........................................................................................  27
     7.4       Governmental Authorities and Consents..................................................................  27
     7.5       Litigation.............................................................................................  27
     7.6       Brokerage..............................................................................................  27
     7.7       Closing Date...........................................................................................  28

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
ARTICLE VIII--TERMINATION                                                                                               28
     8.1       Termination............................................................................................  28
     8.2       Effect of Termination..................................................................................  28

ARTICLE IX--INDEMNIFICATION AND RELATED MATTERS.......................................................................  28
     9.1       Survival...............................................................................................  28
     9.2       Indemnification........................................................................................  29

ARTICLE X--ADDITIONAL AGREEMENTS......................................................................................  33
    10.1       NES Securities.........................................................................................  33
    10.2       Continuing Assistance..................................................................................  33
    10.3       Tax Matters............................................................................................  34
    10.4       Press Releases and Announcements.......................................................................  34
    10.5       Further Transfers......................................................................................  34
    10.6       Specific Performance...................................................................................  34
    10.7       Transition Assistance..................................................................................  34
    10.8       Expenses...............................................................................................  34
    10.9       Exclusivity............................................................................................  35
   10.10       Books and Records......................................................................................  35
   10.11       Noncompetition, Nonsolicitation and Confidentiality....................................................  35

ARTICLE XI--MISCELLANEOUS.............................................................................................  37
    11.1       Amendment and Waiver...................................................................................  37
    11.2       Notices................................................................................................  37
    11.3       Binding Agreement; Assignment..........................................................................  38
    11.4       Severability...........................................................................................  38
    11.5       No Strict Construction.................................................................................  39
    11.6       Captions...............................................................................................  39
    11.7       Entire Agreement.......................................................................................  39
    11.8       Counterparts...........................................................................................  39
    11.9       Governing Law..........................................................................................  39
   11.10       Parties in Interest....................................................................................  39

                               INDEX OF EXHIBITS

Exhibit A  -  Form of Subordinated Promissory Note
Exhibit B  -  Form of Employment Agreement
Exhibit C  -  Form of Finder's Fee Agreement
Exhibit D  -  Form of Stock Transfer Agreement
Exhibit E  -  Form of Opinion of Counsel to the Company and the Seller

                               INDEX OF SCHEDULES

Specified Leased Equipment Schedule
Organization Schedule
Conflicts Schedule
Financial Statements Schedule
Developments Schedule
Leased Real Property Schedule
Taxes Schedule
Contracts Schedule
Proprietary Rights Schedule
Litigation Schedule
Brokerage Schedule
Permits Schedule
Employees Schedule
Benefit Plans Schedule
Insurance Schedule
Officers, Directors and Bank Accounts Schedule
Affiliated Transactions Schedule
Environmental Schedule

                           STOCK PURCHASE AGREEMENT

  THIS STOCK PURCHASE AGREEMENT is made as of February 18, 1997, by and among AERIAL PLATFORMS, INC., a Georgia corporation (the "Company"), Carter B. Wilson (the "Seller"), and NATIONAL EQUIPMENT SERVICES, INC., a Delaware corporation (the "Purchaser"). The Company, the Seller and the Purchaser are referred to herein collectively as the "Parties" and individually as a "Party."

  WHEREAS, the authorized capital stock of the Company consists of 10,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of which 500 shares are issued and outstanding;

  WHEREAS, the Seller owns beneficially and of record 100% of the issued and outstanding Common Stock; and

  WHEREAS, the Purchaser desires to acquire from the Seller, and the Seller desires to sell to the Purchaser, all of the Common Stock owned by the Seller (collectively, the "Acquired Stock").

  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

  1.1 DEFINITIONS. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

  "Affiliate" of any Person means any other Person controlling, controlled by or under common control with such first Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

  "Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under state, local or foreign income Tax law).

  "Agreement" means this Stock Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

  "Code" means the United States Internal Revenue Code of 1986, as amended.

  "Environmental Affiliates" of any Person means, with respect to any particular matter, all other Persons whose liabilities or obligations with respect to that particular matter have been assumed by, or are otherwise deemed by law to be those of, such first Person.

  "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including all such standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls (or PCBs), noise or radiation.

  "Environmental Lien" means any Lien, whether recorded or unrecorded, in favor of any governmental entity or any department, agency or political subdivision thereof relating to any liability of the Company or the Seller or any Environmental Affiliate of the Company or the Seller arising under any Environmental and Safety Requirement.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "GAAP" means, at a given time, United States generally accepted accounting principles, consistently applied.

  "Indebtedness" of any Person means, without duplication: (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business) and any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (b) indebtedness guaranteed in any manner by such Person, including a guarantee in the form of an agreement to repurchase or reimburse; (c) obligations under capitalized leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss; and (d) any unsatisfied obligation of such Person for "withdrawal liability" to a "multiemployer plan," as such terms are defined under ERISA.

  "Insider" means, any officer, director, employee, stockholder, partner or Affiliate, as applicable, of the Company or any individual related by marriage or adoption to any such individual or any entity in which any such Person owns any beneficial interest.

  "Knowledge" means, with respect to a Person, (a) the actual knowledge of such Person (which includes the actual knowledge of all officers, directors and executive employees of such Person) and (b) the knowledge which a prudent business person would have obtained in the conduct of his or her business after making reasonable inquiry and exercising reasonable diligence with respect to the particular matter in question.

  "Licenses" means all permits, licenses, franchises, certificates, approvals and other authorizations of foreign, federal, state and local governments or other similar rights.

  "Lien" means any mortgage, pledge, security interest, encumbrance, easement, restriction, charge, or other lien.

  "Loss" means, with respect to any Person, any diminution in value, consequential or other damage, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys' fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any governmental entity or any department, agency or political subdivision thereof) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Loss and the investigation, defense or settlement of any of the foregoing, together with interest thereon from the date on which such Person provides the written notice of the related claim as described in Section 9.2 through and including the date on which the total amount of the claim, including such interest, is recovered or recouped pursuant to Article IX.

  "Material Adverse Effect" means any material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company.

  "Net Equity" means (i) the Company's assets minus (ii) the Company's liabilities, determined on a consolidated basis in accordance with GAAP.

  "Ordinary Course of Business" means the ordinary course of the Company's business consistent with past practice (including, without limitation, with respect to collection of accounts receivable, purchases of inventory and supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures and operation of cash management practices generally).

  "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof and any other entity.

  "Proprietary Rights" means any and all patents, patent applications, trademarks, service marks, trademark or service mark applications and registrations, trade and corporate names, copyrights, copyright applications and registrations, trade secrets, know-how, technology, computer software and software systems, business and marketing plans, customer and supplier lists, confidential information and all other proprietary property, rights and interests.

  "Release" shall have the meaning set forth in CERCLA.

  "Subsidiary" means, with respect to any Person, any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

  "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

  "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes imposed pursuant to Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax, fee, assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

  "Transaction Documents" means this Agreement, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party in connection with the transactions contemplated to be consummated pursuant to this Agreement.

  "Treasury Regulations" means the United States Treasury Regulations promulgated pursuant to the Code.

  1.2  OTHER DEFINITIONAL PROVISIONS.

  (a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of accounting term that is defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

  (b) "Hereof," etc. The terms "hereof," "herein" and "hereunder" and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Schedule and Exhibit references contained in this Agreement are references to Sections, clauses, Schedules and Exhibits in or to this Agreement, unless otherwise specified.

  (c) Successor Laws. Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

  1.3 CROSS REFERENCE OF OTHER DEFINITIONS. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

     Term                                                             Section
     ----                                                             -------
     Acquired Stock                                                   Recitals
     Actual Net Equity                                                     2.3(b)
     Applicable Limitation Date                                            9.1
     Cap                                                                   9.2(b)(ii)
     Cash Portion                                                          2.2
     Closing                                                               2.5(a)
     Closing Date                                                          2.5(a)
     Closing Review                                                        2.3(b)
     Closing Transactions                                                  2.5(b)
     COBRA                                                                5.17(a)
     Common Stock                                                     Recitals
     Company                                                           Preface
     Confidential Information                                            10.11(c)
     Draft Computation                                                     2.3(b)
     Employment Agreement                                                  2.5(g)
     ERISA                                                                5.17(a)
     Financial Statements                                                  5.6(a)
     Finder's Fee Agreement                                                2.5(h)
     Firm                                                                  2.3(b)
     Indemnified Party                                                     9.2(e)
     Indemnifying Party                                                    9.2(e)
     Holdback                                                              2.2
     Latest Balance Sheet                                                  5.6(a)
     Leased Properties                                                     5.9(b)
     NES Class A Common                                                    2.2
     NES Class B Common                                                    2.2
     NES Common Stock                                                      2.2
     NES Securities                                                        6.5
     Net Equity Shortfall                                                  2.3(b)
     Noncompete Period                                                   10.11(a)
     Noncompete Payment                                                  10.11(a)
     Objection Notice                                                      2.3(b)
     Party                                                             Preface
     Pending Claim                                                         2.4
     Purchase Price                                                        2.2
     Purchased Equipment Item                                              2.3(c)
     Purchaser                                                         Preface
     Purchaser Parties                                                     9.2(a)
     Remaining Holdback                                                    2.4
     Seller                                                            Preface
     Seller Parties                                                        9.2(c)
     Subordinated Notes                                                    2.2
     Transaction Expenses                                                 10.8

                                  ARTICLE II

                          PURCHASE AND SALE OF STOCK

  2.1 STOCK PURCHASE. On and subject to the terms and conditions set forth in this Agreement, on the Closing Date, the Purchaser shall purchase from the Seller, and the Seller shall sell and transfer to the Purchaser, all of the shares of Common Stock owned by the Seller, free and clear of any Liens.

  2.2 PURCHASE PRICE FOR COMPANY STOCK. The aggregate purchase price to be paid to the Seller for the Acquired Stock (the "Purchase Price") is $4,350,000, which amount shall be paid as follows: (a) the Purchaser shall deliver to the Seller $3,750,000 (as adjusted pursuant to Section 2.3 below) in cash (as adjusted, the "Cash Portion"); (b) the Purchaser shall issue to the Seller $350,000 of Subordinated Promissory Notes in the form of Exhibit A attached hereto (the "Subordinated Notes"); (c) the Purchaser shall issue to the Seller 97 shares of its

Class A Common Stock, par value $.01 per share (the "NES Class A Common") which NES Class A Common, for purposes of this Agreement, shall be deemed to have a fair market value of $1,000 per share and $97,000 in the aggregate; (d) the Purchaser shall issue to the Seller 300 shares of its Class B Common Stock, par value $.01 per share (the "NES Class B Common" and, collectively with the NES Class A Common, the "NES Common Stock") which NES Class B Common, for purposes of this Agreement, shall be deemed to have a fair market value of $10 per share and $3,000 in the aggregate; and (e) the Purchaser shall maintain $150,000 in a book entry account of the Purchaser (the "Holdback"). The Holdback shall be available to satisfy any amounts owing to the Purchaser pursuant to Section 2.3 and/or Section 9.2. The Cash Portion is subject to adjustment pursuant to
Section 2.3.

  2.3  PURCHASE PRICE ADJUSTMENTS.

  (a) Adjustment at Closing for Bonus Payment. Notwithstanding anything herein to the contrary, and in addition to any other adjustments set forth in this Agreement, the Cash Portion will be reduced dollar-for-dollar by an amount equal to the aggregate amount of any bonuses or other cash compensation paid by the Company to Carter Wilson between December 1, 1996 and the Closing (other than Carter Wilson's base salary paid in the Ordinary Course of Business).

  (b) Post-Closing Adjustment for Net Equity. Within 90 days after the Closing Date, the Purchaser and its auditors will conduct a review (the "Closing Review") of the Net Equity as of the close of business on the day before the Closing Date and will prepare and deliver to the Seller a computation of the Net Equity as of the close of business on the day before the Closing Date (the "Draft Computation"). The Purchaser and its auditors will give the Seller and his auditors an opportunity to observe the Closing Review and will make available to such Persons all records and work papers used in preparing the Draft Computation. If the Seller disagrees with the computation of the Net Equity reflected on the Draft Computation, the Seller may, within thirty (30) days after receipt of the Draft Computation, deliver a notice (an "Objection Notice") to the Purchaser setting forth the Seller's calculation of the amount of the Net Equity as of the close of business on the day before the Closing Date. The Purchaser and the Seller will use reasonable efforts to resolve any disagreements as to the computation of the Net Equity, but if they do not obtain a final resolution within 30 days after the Purchaser has received the Objection Notice, the Purchaser and the Seller will jointly retain an independent accounting firm of recognized national or regional standing (the "Firm") to resolve any remaining disagreements. If the Purchaser and the Seller are unable to agree on the choice of the Firm, the Firm will be a "big-six" accounting firm selected by lot (after excluding one firm designated by the Purchaser and one firm designated by the Seller). The Purchaser and the Seller will direct the Firm to render a determination within 15 days of its retention and the Purchaser, the Seller and their respective agents will cooperate with the Firm during its engagement. The Firm will consider only those items and amounts in the Draft Computation set forth in the Objection Notice which the Purchaser and the Seller are unable to resolve. The Firm's determination will be based on the definition of Net Equity included herein. The determination of the Firm will be conclusive and binding upon the Purchaser and the Seller. The Purchaser and the Seller shall bear the costs and expenses of the Firm based on the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. The amount of the Net Equity, as finally determined pursuant to this Section 2.3(a), is referred to herein as the "Actual Net Equity." If the Actual Net Equity is less than $1,350,000, the Purchaser shall be entitled to receive from the Holdback, within two (2) Business Days after the determination thereof, the amount of such shortfall (the "Net Equity Shortfall"); provided, however, that if the amount then left in the Holdback is less than the amount of the Net Equity Shortfall, the Seller shall pay to the Purchaser, within two (2) Business Days after the determination of the Actual Net Equity, the amount by which the Holdback is less than Net Equity Shortfall by wire transfer or delivery of other immediately available funds.

  (c) Post-Closing Adjustment for Leased Rental Equipment. At the Closing, the Company shall purchase all of the items of equipment set forth on the "Specified Leased Equipment Schedule" attached hereto from the owners thereof (any such item of equipment so purchased is hereinafter referred to as a "Purchased Equipment Item"). With respect to any purchase by the Company of a Purchased Equipment Item: (i) to the extent the purchase price actually paid by the Company for such Purchased Equipment Item is less than the "Payoff Amount" set forth on the Specified Leased Equipment Schedule for such Purchased Equipment Item, the Purchaser shall pay to the Seller, on the date of purchase of such Purchased Equipment Item, the amount of such deficit by wire transfer or delivery of other immediately available funds, and (ii) to the extent the purchase price actually paid by the Company for such

Purchased Equipment Item is greater than the "Payoff Amount" set forth on the Specified Leased Equipment Schedule for such Purchased Equipment Item, the Purchaser shall be entitled to receive from the Holdback, on the date of determination thereof, the amount of such excess; provided, however, that if the amount then left in the Holdback is less than the amount of such excess, the Seller shall pay to the Purchaser, on the date of determination of such excess, the amount by which the Holdback is less than such excess by wire transfer or delivery of other immediately available funds.

  (d) Accounts Receivable Adjustment. Notwithstanding anything herein to the contrary, and in addition to any other adjustments set forth in this Agreement, the Purchase Price will be reduced dollar-for-dollar by the aggregate amount of the notes and accounts receivable of the Company in existence as of the Closing (net of the $22,000 reserve for doubtful accounts) (such net amount, the "Accounts Receivable"), which are uncollected by the Company (the "Uncollected Receivables Amount") as of the 120th day following the Closing Date (the "Receivables Determination Date"). If there is an Uncollected Receivables Amount, the Purchaser shall be entitled to receive the Uncollected Receivables Amount from the Holdback within two (2) Business Days after the Receivables Determination Date; provided, however, that if the amount then left in the Holdback is less than the amount of the Uncollected Receivables Amount, the Seller shall pay to the Purchaser, within two (2) Business Days after the Receivables Determination Date, the amount by which the Holdback is less than Uncollected Receivables Amount by wire transfer or delivery of other immediately available funds. For the purpose of determining amounts collected by the Company with respect to the Accounts Receivable, (i) in the absence of a bona fide dispute between an account debtor and the Company regarding receivables of such account debtor accrued prior to the Closing Date, all payments by an account debtor shall first be applied to the oldest outstanding invoice due from that account debtor, and (ii) in the case of a dispute between the Company and an account debtor with respect to a particular invoice, all payments shall be first applied to the next oldest invoice due from that account debtor. The Company shall not be required to retain a collection agency, bring any suit, or take any other action out of the ordinary course of business to collect any of the Accounts Receivable. To the extent that the Company has not collected the full amount of the Accounts Receivable and the Purchaser has been compensated therefor in accordance with this Section, the Company shall assign any such uncollected Accounts Receivable to the Seller.

  2.4 DISTRIBUTION OF HOLDBACK. On the 130th day after the Closing Date, the Purchaser shall pay to the Seller an amount equal to the amount of the Holdback, if any, remaining after (i) all amounts owing to the Purchaser pursuant to
Section 2.3 have been satisfied and (ii) all claims of the Purchaser under
Section 9.2 which have theretofore been finally resolved have been satisfied (the "Remaining Holdback") less any amount for which the Purchaser claims, prior to such 130th day, that it is entitled to receive indemnification pursuant to
Section 9.2 (each, a "Pending Claim"). As soon as practicable following final resolution of all Pending Claims, the Purchaser shall pay to the Seller an aggregate amount equal to the portion, if any, of the Holdback which remains after payment of the Remaining Holdback and final resolution of all Pending Claims.

  2.5  CLOSING TRANSACTIONS.

  (a) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601, commencing at 10:00 a.m. on February 18, 1997, or at such other place or on such other date as may be mutually agreeable to the Purchaser and the Seller. The date and time of the Closing are herein referred to as the "Closing Date."

  (b) Closing Transactions. Subject to the conditions set forth in this Agreement, the Parties shall consummate the following transactions (the "Closing Transactions") on the Closing Date:

       (i) the Seller shall deliver to the Purchaser certificates representing the Acquired Stock owned by the Seller, duly endorsed for transfer or accompanied by duly executed stock powers with all requisite state and federal transfer stamps affixed thereto, and with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange;

       (ii) The Purchaser shall deliver to the Seller the Cash Portion in immediately available funds;

       (iii) The Purchaser shall deliver to the Seller the Subordinated Notes for the Purchase Price and the Noncompete Payment;

       (iv) The Purchaser shall deliver to the Seller the certificates evidencing the NES Common Stock; and

       (v) the Company, the Seller and the Purchaser, as applicable, shall deliver the opinions, certificates and other documents and instruments required to be delivered by or on behalf of such Party under Article III.

                                  ARTICLE III

                             CONDITIONS TO CLOSING

  3.1 CONDITIONS TO THE PURCHASER'S OBLIGATIONS. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

  (a) The representations and warranties set forth in Article V and Article VI hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures made by the Company or the Seller to the Purchaser pursuant to Sections 4.1(g), 5.24 and 6.6 hereof);

  (b) The Company and the Seller shall have performed and complied with all of the covenants and agreements required to be performed by each of them under this Agreement on or prior to the Closing;

  (c) All consents by third parties that are required for the transfer of the Acquired Stock to the Purchaser, and the consummation of the other transactions contemplated hereby or that are required in order to prevent a breach of, a default under, a termination or modification of, or any acceleration of, any obligations under any material contract to which the Company is a party shall have been obtained, and payoff letters with respect to all of the Company's Indebtedness outstanding as of the Closing and releases of any and all Liens held by third parties against property of the Company shall have been obtained, all on terms reasonably satisfactory to the Purchaser;

  (d) All governmental filings, authorizations and approvals that are required for the transfer of the Acquired Stock to the Purchaser and the consummation of the oth er transactions contemplated hereby shall have been duly made and obtained on terms reasonably satisfactory to the Purchaser;

  (e) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of the Purchaser to own, operate or control the Company, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects;

  (f) Except as otherwise specified in writing by the Purchaser to the Seller, all of the Company's directors shall have resigned and such resignations shall be effective as of the Closing Date;

  (g) Carter Wilson and the Company shall have entered into an agreement relating to his employment with the Company (the "Employment Agreement"), substantially in the form of Exhibit B attached hereto, and the Employment Agreement shall be in full force and effect;

  (h) Carter Wilson and the Company shall have entered into an agreement relating to finder's fees for the possible acquisitions of West Georgia Aerials and/or Balwin Rental by the Company (the "Finder's Fee Agreement"), substantially in the form of Exhibit C attached hereto, and the Finder's Fee Agreement shall be in full force and effect;

  (i) Carter Wilson and the Company shall have entered into an agreement relating to restrictions on transfer of the NES Common Stock (the "Stock Transfer Agreement"), substantially in the form of Exhibit D attached hereto, and the Stock Transfer Agreement shall be in full force and effect;

  (j) Purchaser shall have received an opinion, dated the Closing Date, of Kearns, Benedict & Harp, counsel to the Company and the Seller, substantially in the form of Exhibit E attached hereto;

  (k) On or prior to the Closing Date, the Seller shall have delivered to Purchaser all of the following:

      (i) a certificate from the Company and the Seller in a form reasonably satisfactory to the Purchaser, dated the Closing Date, stating that the preconditions specified in Sections 3.1(a) through (i) have been satisfied;

      (ii) copies of all third party and governmental consents, approvals, filings, releases and terminations required in connection with the consummation of the transactions contemplated herein;

      (iii) certified copies of the resolutions of the Company's board of directors approving the transactions contemplated by this Agreement;

      (iv) certificates of the secretary of state of the State of Georgia and each state where the Company is qualified to do business providing that the Company is in good standing;

      (v)    copies of the resignations described in Section 3.1(f);

      (vi) all documents and records relating to the business of the Company that are in the Seller's possession;

      (vii) landlord consents and estoppel certificates from the Company's landlords in form and substance satisfactory to the Purchaser; and

      (viii) such other documents or instruments as the Purchaser may reasonably request to effect the transactions contemplated hereby;

  (l) Purchaser shall have obtained on terms and conditions satisfactory to it all of the debt and equity financing required in order to consummate the transactions contemplated hereby, and to fund the working capital requirements of the Company after the Closing; and

  (m) All proceedings to be taken by the Company and the Seller in connection with the consummation of the Closing Transactions and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by the Company and the Seller to effect the transactions contemplated hereby reasonably requested by the Purchaser shall be reasonably satisfactory in form and substance to the Purchaser.

Any condition specified in this Section 3.1 may be waived by the Purchaser; provided that no such waiver shall be effective unless it is set forth in a writing executed by the Purchaser.

  3.2 CONDITIONS TO THE SELLERS' OBLIGATIONS. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

  (a) The representations and warranties set forth in Article VII shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures made by the Purchaser to the Seller pursuant to Sections 4.3(a) and 7.7 hereof);

  (b) The Purchaser shall have performed and complied with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing;

  (c) All governmental filings, authorizations and approvals that are required for the transfer of the Acquired Stock to the Purchaser and the consummation of the other transactions contemplated hereby shall have been duly made and obtained on terms reasonably satisfactory to the Seller;

  (d) No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of the Purchaser to own, operate or control the Company, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects;

  (e) Carter Wilson and the Company shall have entered into the Employment Agreement, and the Employment Agreement shall be in full force and effect;

  (f) Carter Wilson and the Company shall have entered into the Finder's Fee Agreement, and the Finder's Fee Agreement shall be in full force and effect;

  (g) Carter Wilson and the Company shall have entered into the Stock Transfer Agreement, and the Stock Transfer Agreement shall be in full force and effect;

  (h) On or prior to the Closing Date, the Purchaser shall have delivered to the Seller all of the following:

      (i) a certificate from the Purchaser in a form reasonably satisfactory to the Seller, dated the Closing Date, stating that the preconditions specified in Sections 3.2(a) through (d), inclusive, have been satisfied;

      (ii) certified copies of the resolutions of the Purchaser's board of directors approving the transactions contemplated by this Agreement; and

      (iii) such other documents or instruments as the Seller may reasonably request to effect the transactions contemplated hereby;

  (i) All proceedings to be taken by the Purchaser in connection with the consummation of the Closing Transactions and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by the Purchaser to effect the transactions contemplated hereby reasonably requested by the Seller shall be reasonably satisfactory in form and substance to the Seller;

  (j) Payoff letters with respect to all of the Company's Indebtedness outstanding as of the Closing and releases of any and all Liens held by third parties against property of the Company shall have been obtained; and

  (k) All guarantees of the Seller with respect to the Company's real estate lease shall have been released or the Seller shall have received an indemnity from the Purchaser in form and substance reasonably satisfactory to the Seller providing reasonably adequate security that the Seller will not become liable under such guarantees.

Any condition specified in this Section 3.2 may be waived by the Seller; provided that no such waiver shall be effective unless it is set forth in a writing executed by the Seller.

                                  ARTICLE IV

                     COVENANTS PRIOR TO CLOSING ARTICLE IV

  4.1 AFFIRMATIVE COVENANTS OF THE COMPANY AND THE SELLER. Prior to the Closing, unless the Purchaser otherwise agrees in writing, the Seller shall cause the Company to, and in the case of Sections 4.1(f), (g), (h) and (i) the Seller also shall:

  (a) conduct its business and operations only in the Ordinary Course of Business;

  (b) keep in full force and effect its corporate existence and all rights, franchises and intellectual property relating or pertaining to its business and use its best efforts to cause its current insurance (or reinsurance) policies not to be canceled or terminated or any of the coverage thereunder to lapse;

  (c) use its best efforts to carry on the business of the Company in the same manner as presently conducted and to keep the Company's business organization and properties intact, including its present business operations, physical facilities, working conditions and employees and its present relationships with lessors, licensors, suppliers and customers and others having business relations with it;

  (d) maintain the material assets of the Company in good repair, order and condition (normal wear and tear excepted) consistent with current needs, replace in accordance with prudent practices its inoperable, worn out or obsolete assets with assets of good quality consistent with prudent practices and current needs and, in the event of a casualty, loss or damage to any of such assets or properties prior to the Closing Date, whether or not the Company is insured, either repair or replace such damaged property or use the proceeds of such insurance in such other manner as mutually agreed upon by the Seller and the Purchaser;

  (e) maintain the books, accounts and records of the Company in accordance with past custom and practice as used in the preparation of the Financial Statements;

  (f) encourage employees to continue their employment with the Company after the Closing;

  (g) promptly (once the Company or the Seller obtains Knowledge thereof) inform Purchaser in writing of any variances from the representations and warranties contained in Article V or Article VI hereof or any breach of any covenant hereunder by the Company or the Seller;

  (h) cooperate with the Purchaser and use best efforts to cause the conditions to the Purchaser's obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental notices, filings, authorizations, approvals, consents, releases and terminations); and

  (i) cooperate with the Purchaser in the Purchaser's investigation of the business and properties of the Company, to permit the Purchaser and its employees, agents, accounting, legal and other authorized representatives to (i) have full access to the premises, books and records of the Company at reasonable hours, (ii) visit and inspect any of the properties of the Company, and (iii) discuss the affairs, finances and accounts of the Company with the directors, officers, partners, key employees, key customers, key sales representatives, key suppliers and independent accountants of the Company.

  4.2 NEGATIVE COVENANTS OF THE COMPANY AND THE SELLER. Prior to the Closing, unless Purchaser otherwise agrees in writing, the Seller shall cause the Company to not:

 (a)   take any action that would require disclosure under Section 5.8;

  (b) make any loans, enter into any transaction with any Insider or make or grant any increase in any employee's or officer's compensation or make or grant any increase in any employee benefit plan, incentive arrangement or other benefit covering any of the employees of the Company;

  (c) establish or, except in accordance with past practice, contribute to any pension, retirement, profit sharing or stock bonus plan or multiemployer plan covering the employees of the Company;

  (d) except as specifically contemplated by this Agreement, enter into any contract, agreement or transaction, other than in the Ordinary Course of Business and at arm's length with unaffiliated Persons;

  (e) declare, pay, make or otherwise effectuate any dividends, distributions, redemptions, equity repurchases or other transactions involving the Company's capital stock or equity securities;

  (f) sell, transfer, contribute, distribute, or otherwise dispose of any securities or assets of the Company, or agree to do any of the foregoing, to any Person, or negotiate or have any discussions with any Person with respect to any of the foregoing, other than in the Ordinary Course of Business.

  4.3  COVENANTS OF PURCHASER.  Prior to the Closing, the Purchaser shall:

  (a) promptly (once it obtains Knowledge thereof) inform the Seller in writing of any variances from the representations and warranties contained in Article VII or any breach of any covenant hereunder by Purchaser; and

  (b) cooperate with the Seller and use its best efforts to cause the conditions to the Seller's obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental filings, authorizations, approvals, consents, releases and terminations).


                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES
                            CONCERNING THE COMPANY

  As a material inducement to Purchaser to enter into this Agreement, the Seller hereby represents and warrants that:

  5.1 ORGANIZATION AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and is qualified to do business in every jurisdiction in which it is required to be qualified. All jurisdictions in which the Company is qualified to do business are set forth on the "Organization Schedule" attached hereto. The Company has full power and authority and all licenses, permits and authorizations necessary to own and operate its properties and to carry on its business as now conducted. Correct and complete copies of the Company's articles of incorporation and by-laws have been furnished to the Purchaser, which documents reflect all amendments made thereto at any time prior to the date of this Agreement. Correct and complete copies of the minute books containing the records of meetings of the stockholders and board of directors, the stock certificate books and the stock record books of the Company have been furnished to the Purchaser. The Company is not in default under or in violation of any provision of its articles of incorporation or by-laws.

  5.2 AUTHORIZATION OF TRANSACTIONS. The Company has full corporate power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The board of directors of the Company has duly approved the Transaction Documents and has duly authorized the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby. No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby. All Transaction Documents have been duly executed and delivered by the Company and constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their terms.

  5.3 CAPITALIZATION. The authorized, issued and outstanding stock of the Company consists of 10,000 shares of Common Stock, par value $0.01 per share, of which 500 shares are issued and outstanding, and are held of record and beneficially by the Seller free and clear of all Liens and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal. All of the issued and outstanding shares of the Company's capital stock have been duly authorized, are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock (other than this Agreement). There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

  5.4 SUBSIDIARIES; INVESTMENTS. The Company does not own or hold any shares of stock or any other security or interest in any other Person or any rights to acquire any such stock or other security or interest, and the Company has ever owned any Subsidiary.

  5.5 ABSENCE OF CONFLICTS. Except as set forth on the "Conflicts Schedule" attached hereto, the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by the Company do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in the creation of any Lien upon the Acquired Stock or the assets of the Company, or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency, under the provisions of the articles of incorporation or by-laws of the Company or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Company is bound or affected, or any law, statute, rule or regulation to which the Company is subject or any judgment, order or decree to which the Company is subject.

  5.6  FINANCIAL STATEMENTS AND RELATED MATTERS.

  (a) Financial Statements. Attached hereto as the "Financial Statements Schedule" are copies of the Company's (i) unaudited balance sheet as of December 31, 1996 (the "Latest Balance Sheet") and the related statements of income and cash flows for the 11-month period then ended and (ii) reviewed balance sheets and statements of income and cash flows for the fiscal years ended January 31, 1996, 1995 and 1994. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (the "Financial Statements") is accurate and complete, is consistent with the Company's books and records (which, in turn, are accurate and complete), present fairly the Company's financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP, subject in the case of unaudited financial statements to changes resulting from normal year-end adjustments for recurring accruals (which shall not be material individually or in the aggregate) and to the absence of footnote disclosure.

  (b) Receivables. The Company's notes and accounts receivable are valid receivables, current, and are subject to no valid counterclaims or setoffs, at the aggregate amount recorded on the Company's books and records as of the Closing, net of an amount of allowances for doubtful accounts which relate to those receivables computed in a manner consistent with GAAP and the accounting practices used in the preparation of the Latest Balance Sheet.

  (c) Inventory. The Company's inventory, net of the reserves applicable to such inventory, consists of a quantity and quality which, except as reflected in such reserve, is usable and saleable in the Ordinary Course of Business, and the items of such inventory are not defective, slow-moving, obsolete or damaged and are merchantable and fit for their particular use.

  5.7 ABSENCE OF UNDISCLOSED LIABILITIES. The Company has no obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing, except (i) obligations under contracts or commitments described on the Contracts Schedule attached hereto or under contracts and commitments which are not required to be disclosed thereon (but not liabilities for breaches thereof), (ii) liabilities reflected on the liabilities side of the Latest Balance Sheet, and (iii) liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental liability).

  5.8 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth on the "Developments Schedule" attached hereto and except as expressly contemplated by this Agreement, since October 31, 1996, the Company has not:

  (a) suffered any change that has had or could reasonably be expected to have a Material Adverse Effect or suffered any theft, damage, destruction or casualty loss in excess of $10,000, to its assets, whether or not covered by insurance or suffered any substantial destruction of the Company's books and records;

  (b) redeemed or repurchased, directly or indirectly, any shares of capital stock or other equity security or declared, set aside or paid any dividends or made any other distributions (whether in cash or in kind) with respect to any shares of its capital stock or other equity security;

  (c) issued, sold or transferred any equity securities, any securities convertible, exchangeable or exercisable into shares of its capital stock or other equity securities, or warrants, options or other rights to acquire shares of its capital stock or other equity securities of the Company;

  (d) incurred or become subject to any liabilities, except liabilities incurred in the Ordinary Course of Business;

  (e)  subjected any portion of its properties or assets to any Lien;

  (f) sold, leased, assigned or transferred (including, without limitation, transfers to the Seller or any Insider) a portion of its tangible assets, except for sales of inventory in the Ordinary Course of Business, or canceled without fair consideration any material debts or claims owing to or held by it;

  (g) sold, assigned, licensed or transferred (including, without limitation, transfers to the Seller or any Insider) any Proprietary Rights owned by, issued to or licensed to the Company or disclosed any confidential information (other than pursuant to agreements requiring the disclosure to maintain the confidentiality of and preserving all rights of the Company in such confidential information) or received any confidential information of any third party in violation of any obligation of confidentiality;

  (h)  suffered any extraordinary losses or waived any rights of material value;

  (i) entered into, amended or terminated any material lease, contract, agreement or commitment, or taken any other action or entered into any other transaction other than in the Ordinary Course of Business;

  (j) entered into any other material transaction, or materially changed any business practice;

  (k) made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee or sales representative, group of employees or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

  (l) made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

  (m) incurred intercompany charges or conducted its cash management customs and practices other than in the Ordinary Course of Business (including, without limitation, with respect to collection of accounts receivable, purchases of inventory and supplies, repairs and maintenance, and payment of accounts payable and accrued expenses);

  (n) made any capital expenditures or commitments for capital expenditures that aggregate in excess of $20,000;

  (o) made any loans or advances to, or guarantees for the benefit of, any Persons;

  (p)  made charitable contributions, pledges, association fees or dues; or

  (q) changed (or authorized any change) in its articles of incorporation or by-laws.

  5.9  TITLE TO PROPERTIES.

  (a)  The Company does not own, and has never owned, any real property.

  (b) The leases and subleases described on the "Leased Real Property Schedule" attached hereto (the "Leased Properties") constitute all of the leases and subleases under which the Company holds leasehold or subleasehold interests in real property. The real property leases and subleases described on the Leased Real Property Schedule are valid, binding, enforceable and in full force and effect and have not been modified (except to the extent disclosed in the documents delivered to the Purchaser), and the Company holds a valid and existing leasehold interest under such leases or subleases to which it is a party for the term set forth on the Leased Real Property Schedule. The Company has delivered to Purchaser complete and accurate copies of each of the leases or subleases described on the Leased Real Property Schedule. With respect to each lease and sublease listed on the Leased Real Property Schedule:

      (i) the lease or sublease shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing;

      (ii) neither the Company nor any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease or sublease;

      (iii) no party to the lease or sublease has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

      (iv) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

      (v) all buildings, improvements or other property leased or subleased thereunder have received all approvals of governmental authorities required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations.

  (c) The real property described on the Leased Real Property Schedule constitutes all of the real property used or occupied by the Company.

  (d) Except as set forth on the Leased Real Property Schedule, the Company owns good and marketable title to, or a valid leasehold interest in, free and clear of all Liens, all of the personal property and assets which are shown on the Latest Balance Sheet or acquired thereafter or located on the Leased Properties or used by the Company.

  (e) The buildings, machinery, equipment, personal properties, vehicles and other tangible assets of the Company located upon or used in connection with the Leased Properties are operated in conformity with all applicable laws and regulations, are in good condition and repair, reasonable wear and tear excepted, and are usable in the Ordinary Course of Business. The Company owns or leases under valid leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business.

  5.10 TAXES.

  (a) Except as set forth on the "Taxes Schedule" attached hereto, (i) the Company has timely filed or shall timely file all Tax Returns which are required to be filed on or before the Closing Date, and all such Tax Returns are true, complete and accurate, (ii) all Taxes due and payable by the Company have been paid or shall be paid by the Company or the Seller on or before the Closing Date and all Taxes accrued but not yet due are shown on the Latest Balance Sheet or are set forth on the Taxes Schedule and no Taxes are delinquent, (iii) no deficiency for any amount of Tax has been asserted or assessed by a taxing authority against the Company and neither the Company nor the Seller reasonably expects that any such assertion or assessment of Tax liability will be made,
(iv) the Company has not consented to extend the time in which any Tax may be assessed or collected by any taxing authority, (v) the Company has not been a member of an Affiliated Group, (vi) no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction, (vii) the Company has no liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision or state, local or foreign Tax law), as a transferee, by contract, or otherwise, and (viii) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The Taxes Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company is required to file Tax Returns.

  5.11 CONTRACTS AND COMMITMENTS.

  (a) Except as specifically contemplated by this Agreement and except as set forth on the "Contracts Schedule" attached hereto, the Company is not a party to or bound by, whether written or oral, any:

      (i) collective bargaining agreement or contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal;

      (ii) any contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or any severance agreements;

      (iii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of its assets;

      (iv)   agreements with respect to the lending or investing of funds;

      (v)    license or royalty agreements;

      (vi) guaranty of any obligation, other than endorsements made for collection;

      (vii) lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $10,000 annually;

      (viii) contract or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days or less notice without penalties or involving more than $10,000;

      (ix) contract which prohibits it from freely engaging in business anywhere in the world; or

      (x) other agreement material to it whether or not entered into in the Ordinary Course of Business.

  (b) Except as disclosed on the Contracts Schedule, (i) no contract or commitment required to be disclosed on the Contracts Schedule has been breached or cancelled by the other party and the Company has no Knowledge of any anticipated breach by any other party to any contract set forth on the Contracts Schedule, (ii) no customer or supplier has indicated in writing or orally to the Company or the Seller that it shall stop or decrease the rate of business done with the Company or that it desires to renegotiate its contract or current arrangement with the Company, (iii) the Company has performed all the obligations required to be performed by it in connection with the contracts or commitments required to be disclosed on the Contracts Schedule and is not in default under or in breach of any contract or commitment required to be disclosed on the Contracts Schedule, and no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach thereunder, (iv) the Company has no present expectation or intention of not fully performing any obligation pursuant to any contract set forth on the Contracts Schedule, and (vi) each agreement is legal, valid, binding, enforceable and in full force and effect and will continue as such following the consummation of the transactions contemplated hereby.

  (c) The Seller has provided the Purchaser with a true and correct copy of all written contracts which are required to be disclosed on the Contracts Schedule, in each case together with all amendments, waivers or other changes thereto (all of which are disclosed on the Contracts Schedule). The Contracts Schedule contains an accurate and complete description of all material terms of all oral contracts referred to therein.

  5.12 PROPRIETARY RIGHTS.

  (b) The "Proprietary Rights Schedule" attached hereto sets forth a complete and correct list of: (i) all patented, registered or applied for Proprietary Rights owned or used by the Company; (ii) all trade names, unregistered trademarks and material unregistered copyrights owned or used by the Company;
(iii) all licenses or other agreements to which the Company is a party, either as licensee or licensor, for the Proprietary Rights.

  (c) Except as set forth on the Proprietary Rights Schedule, (i) the Company owns and possesses without restriction as to use, all right, title and interest in and to the Proprietary Rights necessary for the operation of the Company's businesses as currently conducted; (ii) the Company has not received any notices of invalidity, infringement or misappropriation from any third party with respect to any such Proprietary Rights; (iii) the Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Proprietary Rights of any third parties; and (iv) to the Company's Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of the Company.

  (d) The transactions contemplated by this Agreement shall have no adverse effect on the Company's right, title and interest in and to any of their Proprietary Rights. The Company has taken all necessary and desirable actions to maintain and protect its Proprietary Rights and shall continue to maintain and protect those rights prior to the Closing so as to not adversely affect the validity or enforcement of such Proprietary Rights.

  5.13 LITIGATION; PROCEEDINGS. Except as set forth on the "Litigation Schedule" attached hereto, there are no actions, suits, proceedings, orders, judgments, decrees or investigations pending or, to the Company's Knowledge, threatened against or affecting the Company at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the Knowledge of the Company there is no basis known for any of the foregoing. The Company is not subject to any outstanding order, judgment or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator.

  5.14 BROKERAGE. Except as set forth on the "Brokerage Schedule" attached hereto, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

  5.15 GOVERNMENTAL LICENSES AND PERMITS. The "Permits Schedule" attached hereto contains a complete listing and summary description of all Licenses owned or possessed by the Company or used by the Company in the conduct of its business. Except as indicated on the Permits Schedule, the Company owns or possesses all right, title and interest in and to all Licenses which are necessary to conduct its business as presently conducted and as proposed to be conducted and shall use its reasonable efforts to maintain all such Licenses. No loss or expiration of any License is pending or, to the Company's Knowledge, threatened or reasonably foreseeable (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof.

  5.16 EMPLOYEES. Except as set forth on the "Employees Schedule" attached hereto, to the Knowledge of the Company, no key executive employee and no group of employees or independent contractors of the Company has any plans to terminate his, her or its employment or relationship as an independent contractor with the Company. The Company has complied with all applicable laws relating to the employment of personnel and labor. The Company is not a party to or bound by any collective bargaining agreement, nor has such party experienced any strikes, grievances, unfair labor practices claims or other material employee or labor disputes. The Company has not engaged in any unfair labor practice. The Company has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

  5.17 EMPLOYEE BENEFIT PLANS.

  (a) Except as set forth on the "Benefit Plans Schedule" attached hereto, with respect to current or former employees of the Company, the Company does not maintain or contribute to or have any actual or potential liability with respect to any (i) deferred compensation or bonus or retirement plans or arrangements,
(ii) qualified or nonqualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA")), or (iii) employee welfare benefit plans, (as defined in Section 3(1) of ERISA), stock option or stock purchase plans, or material fringe benefit plans or programs whether in writing or oral and whether or not terminated. The Company has not ever contributed to any multiemployer pension plan (as defined in Section 3(37) of ERISA), and the Company has not ever maintained or contributed to any defined benefit plan (as defined in Section 3(35) of ERISA). The Company does not maintain or contribute to any employee welfare benefit plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code ("COBRA").

  (b) The employee welfare benefit plans (and related trusts and insurance contracts) set forth on the Benefit Plans Schedule comply in form and in operation in all respects with the requirements of applicable laws and regulations, including ERISA and the Code and the nondiscrimination rules thereof.

  (c) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) with respect to the employee pension benefit plans and employee welfare benefit plans set forth on the Benefit Plans Schedule have been properly and timely filed with the appropriate government agency and distributed to participants as required. The Company has complied with the requirements of COBRA.

  (d) With respect to each employee welfare benefit plan set forth on the Benefit Plans Schedule, (i) there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code, (ii) no fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such plans, and (iii) no actions, investigations, suits or claims with respect to the assets thereof (other than routine claims for benefits) are pending or threatened, and the Company has no Knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such actions, suits or claims.

  (e) With respect to each of the employee welfare benefit plans listed on the Benefit Plans Schedule, the Seller has furnished to the Purchaser true and complete copies of (i) the plan documents, summary plan descriptions and summaries of material modifications and other material employee communications,
(ii) the Form 5500 Annual Report (including all schedules and other attachments for the most recent three years), (iii) all related trust agreements, insurance contracts or other funding agreements which implement such plans and (iv) all contracts relating to each such plan, including, without limitation, service provider agreements, insurance contracts, investment management agreements and recordkeeping agreements.

  5.18 INSURANCE. The "Insurance Schedule" attached hereto lists and briefly describes each insurance policy maintained by the Company with respect to its properties, assets and business, together with a claims history for the past five years. All of such insurance policies are in full force and effect, and the Company is not in default with respect to its obligations under any such insurance policies and the Company has not been denied insurance coverage. Except as set forth on the Insurance Schedule, the Company does not have any self-insurance or co-insurance programs, and the reserves set forth on the Latest Balance Sheet are adequate to cover all anticipated liabilities with respect to self-insurance or coinsurance programs.

  5.19 OFFICERS AND DIRECTORS; BANK ACCOUNTS. The "Officers, Directors and Bank Accounts Schedule" attached hereto lists all officers and directors of the Company, and all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) for the Company.

  5.20 AFFILIATE TRANSACTIONS. Except as disclosed on the "Affiliated Transactions Schedule" attached hereto, no Insider is a party to any agreement, contract, commitment or transaction with the Company or which is pertaining to the business of the Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company.

  5.21 COMPLIANCE WITH LAWS. The Company and its officers, directors, partners, agents and employees have complied with and are in compliance with all applicable laws, regulations and ordinances of foreign, federal, state and local governments and all agencies thereof which are applicable to the business, business practices (including, but not limited to, the Company's marketing and sales of its products and services) or any owned or leased properties of the Company and to which the Company may be subject, and no claims have been filed against the Company alleging a violation of any such laws or regulations, and the Company has not received notice of any such violations.

  5.22 ENVIRONMENTAL MATTERS. Except as set forth on the "Environmental Schedule" attached hereto:

  (a) The Company has complied with and are currently in compliance with all Environmental and Safety Requirements, and the Company has not received any oral or written notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to the Company or any of its properties or facilities.

  (b) Without limiting the generality of the foregoing, the Company has obtained and complied with, and is currently in compliance with, all permits, licenses and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of its properties or facilities or the operation of its business. A list of all such permits, licenses and other authorizations which are material to the Company is set forth on the Environmental Schedule.

  (c) Neither this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby and thereby shall impose any obligations on the Company or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements (including, without limitation, any so called "transaction-triggered" or "responsible property transfer" laws and regulations).

  (d) None of the following exists at any property or facility owned, occupied or operated by the Company: (i) underground storage tanks or surface impoundments; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills.

  (e) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including, without limitation, any hazardous substance) or owned, occupied or operated any facility or property, so as to give rise to liabilities of the Company for response costs, natural resource damages or attorneys' fees pursuant to CERCLA or any other Environmental and Safety Requirements.

  (f) Without limiting the generality of the foregoing, no facts, events or conditions relating to the past or present properties, facilities or operations of the Company shall prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any corrective, investigatory or remedial obligations pursuant to Environmental and Safety Requirements or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including, without limitation, those liabilities relating to onsite or offsite Releases or threatened Releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

  (g) The Company has not, either expressly or by operation of law, assumed or undertaken any liability or corrective investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements.

  (h) No Environmental Lien has attached to any property owned, leased or operated by the Company.

  5.23 DISCLOSURE. Neither this Agreement, the other Transaction Documents, nor any of the schedules, attachments or Exhibits hereto, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, not misleading; There is no fact which has not been disclosed to the Purchaser of which the Company has Knowledge which has a Material Adverse Effect or could reasonably be anticipated to have a Material Adverse Effect.

  5.24 CLOSING DATE. All of the representations and warranties contained in this Article V and elsewhere in this Agreement and all information delivered in any schedule, attachment or Exhibit hereto or in any writing delivered to the Purchaser are true and correct on the date of this Agreement and shall be true and correct on the Closing Date, except to the extent that the Seller has advised the Purchaser otherwise in writing prior to the Closing.


                                  ARTICLE VI

             REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER

  As a material inducement to the Purchaser to enter into this Agreement, the Seller represents and warrants to the Purchaser that:

  6.1 AUTHORIZATION OF TRANSACTIONS. The Seller has full power, authority and legal capacity to enter into this Agreement and the other documents contemplated hereby to which the Seller is a party and to perform his obligations hereunder and thereunder. This Agreement and the other documents contemplated hereby to which the Seller is a party have been duly executed and delivered by the Seller and constitute the valid and binding agreements of the Seller, enforceable in accordance with their respective terms.

  6.2 ABSENCE OF CONFLICTS. Neither the execution and the delivery of this Agreement and the other documents contemplated hereby to which the Seller is a party, nor the consummation of the transactions contemplated hereby and thereby, shall (a) conflict with, result in a breach of any of the provisions of, (b) constitute a default under, (c) result in the violation of, (d) give any third party the right to terminate or to accelerate any obligation under, (e) result in the creation of any Lien upon the Acquired Stock owned by the Seller, or (f) require any authorization, consent, approval, execution or other action by or notice to any court or other governmental body, under the provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Seller is bound or affected, or any statute, regulation, rule, judgment, order, decree or other restriction of any government, governmental agency or court to which the Seller is subject. No notice to, filing with or authorization, consent or approval of any government or governmental agency by the Seller is necessary for the consummation of the transactions contemplated by this Agreement and the other documents contemplated hereby to which the Seller is a party.

  6.3 BROKERAGE. Except as set forth on the Brokerage Schedule, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller.

  6.4 SHARES. The Seller is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any capital stock of the Company (other than this Agreement). The Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.

  6.5 INVESTMENT IN SUBORDINATED NOTES AND NES COMMON STOCK. The Seller (a) understands that the Subordinated Notes and NES Common Stock (collectively, the "NES Securities") have not been, and will not be, registered under the Securities Act of 1933, as amended, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) understands that the NES Securities are not transferable, (c) is acquiring the NES Securities solely for his or its own account for investment purposes, and not with a view to the distribution thereof, (d) is a sophisticated investor with knowledge and experience in business and financial matters, (e) has received certain information concerning Purchaser and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the NES Securities and (f) is able to bear the economic risk and lack of liquidity inherent in holding the NES Securities.

  6.6 CLOSING DATE. All of the representations and warranties concerning the Seller contained in this Article VI and elsewhere in this Agreement and all information delivered in any schedule, attachment or Exhibit hereto or in any writing delivered to the Purchaser are true and correct on the date of this Agreement and shall be true and correct on the Closing Date except to the extent that the Seller has advised the Purchaser otherwise in writing prior to the Closing.


                                  ARTICLE VII

            REPRESENTATIONS AND WARRANTIES CONCERNING THE PURCHASER

  As a material inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller that:

  7.1 ORGANIZATION AND CORPORATE POWER. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to which the Purchaser is a party and perform its obligations hereunder and thereunder.

  7.2 AUTHORIZATION. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which the Purchaser is a party have been duly and validly authorized by all requisite corporate action on the part of the Purchaser, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes, and each of the other agreements contemplated hereby to which the Purchaser is a party shall when executed constitute, a valid and binding obligation of the Purchaser, enforceable in accordance with their terms.

  7.3 NO VIOLATION. The Purchaser is not subject to or obligated under its certificate of incorporation, its by-laws, any applicable law, or rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement and the other agreements contemplated hereby to which the Purchaser is a party.

  7.4 GOVERNMENTAL AUTHORITIES AND CONSENTS. The Purchaser is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement and the other agreements contemplated hereby to which the Purchaser is a party or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by the Purchaser in connection with its execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which the Purchaser is a party or the transactions contemplated hereby or thereby.

  7.5 LITIGATION. There are no actions, suits, proceedings or orders pending or, to the Purchaser's knowledge, threatened against or affecting the Purchaser at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the Purchaser's performance under this Agreement and the other agreements contemplated hereby to which the Purchaser is a party or the consummation of the transactions contemplated hereby or thereby.

  7.6 BROKERAGE. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.

  7.7  CLOSING DATE. All of the representations and warranties contained in this
Article VII and elsewhere in this Agreement and all information delivered in any schedule, attachment or Exhibit hereto or in any writing delivered to the Seller are true and correct on the date of this Agreement and shall be true and correct on the Closing Date, except to the extent that the Purchaser has advised the Seller otherwise in writing prior to the Closing.


                                 ARTICLE VIII

                                  TERMINATION

  8.1  TERMINATION.  This Agreement may be terminated at any time prior to the
Closing:

  (a)  by mutual written consent of the Seller and the Purchaser;

  (b) by the Seller or the Purchaser if there has been a material misrepresentation or breach on the part of the other Party of the representations, warranties or covenants set forth in this Agreement or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating Party's obligations to consummate the transactions contemplated hereby unless such terminating Party's willful or knowing breach of this Agreement has caused the condition to be unsatisfied; or

  (c) by the Seller or the Purchaser if the Closing has not occurred on or prior to February 28, 1997; provided, however, that neither the Purchaser nor the Seller shall be entitled to terminate this Agreement pursuant to this
Section 8.1(c) if such Party's willful or knowing breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time.

  8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Seller or the Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party to any other Party under this Agreement, except that the provisions of Sections 10.4 and 10.8 and Article XI shall continue in full force and effect and except that nothing herein shall relieve any Party from liability for any breach of this Agreement prior to such termination.

                                  ARTICLE IX

                      INDEMNIFICATION AND RELATED MATTERS

  9.1 SURVIVAL. All representations, warranties, covenants and agreements set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby and shall not be affected by any examination made for or on behalf of any Party, the knowledge of any of such Party's officers, directors, stockholders, employees or agents, or the acceptance of any certificate or opinion. Notwithstanding the foregoing, no Party shall be entitled to recover for any Loss pursuant to Section 9.2(a)(i) or Section 9.2(c)(i) unless written notice of a claim thereof is delivered to the other Party prior to the Applicable Limitation Date. For purposes of this Agreement, the term "Applicable Limitation Date" shall mean the second anniversary of the Closing Date; provided that the Applicable Limitation Date with respect to the following Losses shall be as follows: (i) with respect to any Loss arising from or related to a breach of the representations and warranties of the Company and the Seller set forth in Section 5.10 (Taxes), the Applicable Limitation Date shall be the 30th day after expiration of the statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled) applicable to the Tax which gave rise to such Loss, (ii) with respect to any Loss arising from or related to a breach of the representations and warranties of the Company and the Seller set forth in Section 5.22 (Environmental), the Applicable Limitation Date shall be the fifth anniversary of the Closing Date, (iii) with respect to any Loss arising from or related to a breach of the representations and warranties contained in Section 5.24 (Closing
Date), Section 6.6 (Closing Date) and Section 7.7 (Closing Date) where the subject matter of such breach is addressed by one of the representations and warranties referred to in clauses (i), (ii), or (iv) of this Section 9.1, the time limitation set forth in the relevant item of this clause (iii) shall control when written notice of such breach must be given, and (iv) with respect to any Loss arising from or related to a breach of the representations and warranties of the Company and the Seller set forth in Section 5.1 (Organization and Corporate Power), Section 5.2 (Authorization of Transactions), Section 5.3 (Capitalization), Section 5.5 (Absence of Conflicts), Section 5.14 (Brokerage) or Article V (Representations and Warranties with Respect to the Seller) and with respect to any Loss arising from or related to a breach of the representations and warranties of Purchaser set forth in Section 7.1 (Organization an Corporate Power), 7.2 (Authorization of Transactions), 7.3 (No Violation) or 7.6 (Brokerage), there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive forever).

  9.2  INDEMNIFICATION.

  (a) The Seller shall indemnify the Purchaser, and the Company and each of their respective officers, directors, stockholders, employees, agents, representatives, affiliates, successors and assigns (collectively, the "Purchaser Parties") and hold each of them harmless from and against and pay on behalf of or reimburse such Purchaser Parties in respect of any Loss which any such Purchaser Party may suffer, sustain or become subject to, as a result of or relating to:

      (i) the breach of any representation or warranty made by the Company or the Seller contained in Article V of this Agreement or any certificate delivered by the Company or the Seller to the Purchaser with respect thereto in connection with the Closing;

      (ii) the breach of any representation or warranty made by the Seller contained in Article VI of this Agreement or any certificate delivered by the Seller to Purchaser with respect thereto in connection with the Closing; or

      (iii) the breach of any representation, warranty (other than representations or warranties set forth in Articles V and VI), covenant or agreement made by the Company or the Seller contained in this Agreement, the other Transaction Documents, any Exhibit hereto or any certificate delivered by the Company or the Seller to the Purchaser with respect thereto in connection with the Closing.

The Purchaser's remedy for any indemnification of Losses hereunder may be satisfied by proceeding against Seller for all or any portion of any such Loss. In addition, Purchaser shall have the option of recouping all or any part of any Losses it may suffer (in lieu of seeking an equivalent amount of indemnification to which it is entitled under this Section 9.2) by notifying the Seller that Purchaser is reducing the principal amount outstanding under his Subordinated Note. This shall affect the timing and amount of payments required under such Subordinated Note in the same manner as if Purchaser had made a prepayment (without premium or penalty) thereunder.

   (b) The indemnification provided for in Section 9.2(a)(i) above is subject to the following limitations:

       (i) The Seller will be liable to the Purchaser Parties with respect to claims referred to in Section 9.2(a)(i) only if Purchaser gives the Seller written notice thereof within the Applicable Limitation Date; and

       (ii) The aggregate amount of all payments made by the Seller in satisfaction of claims for indemnification pursuant to Section 9.2(a)(i) shall not exceed the Purchase Price (the "Cap").

Notwithstanding any implication to the contrary contained in this Agreement, so long as the Purchaser delivers written notice of a claim to Seller no later than the Applicable Limitation Date, the Seller shall be required to indemnify the Purchaser Parties for all Losses (up to the Cap) which the Purchaser Parties may incur in respect of the matters which are the subject of such claim, regardless of when incurred.

   (c) The Purchaser shall indemnify the Seller and hold the Seller and its officers, directors, stockholders, employees, agents, representatives, affiliates, successors and assigns (collectively, the "Seller Parties") harmless from and against and pay on behalf of or reimburse the Seller in respect of any Loss which the Seller Parties may suffer, sustain or become subject to, as a result of or relating to:

       (i) the breach of any representation or warranty made by the Purchaser contained in Article VII of this Agreement or any certificate delivered by the Purchaser to the Seller with respect thereto in connection with the Closing;

       (ii) the breach of any representation, warranty (other than representations or warranties set forth in Article VII), covenant or agreement made by the Purchaser contained in this Agreement, the other Transaction Documents, any Exhibit hereto or any certificate delivered by the Purchaser to the Seller with respect thereto in connection with the Closing; or

       (iii) any liability or obligation of Seller with respect to any guaranty executed by Seller prior to the date hereof in favor of third parties with respect to Indebtedness of the Company, the lease of property of the Company or other obligations of the Company described on the Contracts Schedule attached hereto.

   (d) The indemnification provided for in Section 9.2(c)(i) above is subject to the following limitations:

       (i) The Purchaser will be liable to the Seller Parties with respect to claims referred to in Section 9.2(c)(i) only if the Seller gives the Purchaser written notice thereof within the Applicable Limitation Date; and

       (ii) The aggregate amount of all payments made by the Purchaser in satisfaction of claims for indemnification pursuant to Section 9.2(c)(i) shall not exceed the Cap.

Notwithstanding any implication to the contrary contained in this Agreement, so long as the Seller delivers written notice of a claim to the Purchaser no later than the Applicable Limitation Date, the Purchaser shall be required to indemnify the Seller Parties for all Losses (up to the Cap) which the Seller Parties may incur in respect of the matters which are the subject of such claim, regardless of when incurred.

   (e) If a party hereto seeks indemnification under this Article VIII, such party (the "Indemnified Party") shall give written notice to the other party (the "Indemnifying Party") after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying

Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent such failure shall have harmed the Indemnifying Party. In that regard, if any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this
Article IX, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party's claim for indemnification at its expense, and at its option (subject to the limitations set forth below) shall be entitled to appoint lead counsel of such defense with reputable counsel reasonably acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party's right to assume control of such defense, it must first:

      (i) enter into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible for all Losses relating to such claims and that it will provide full indemnification to the Indemnified Party for all Losses relating to such claim, and

      (ii) unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such claim or the facts giving rise to such claim for indemnification, and

      (iii) furnish the Indemnified Party with reasonable evidence that the Indemnifying Party is and will be able to satisfy any such liability;

and provided further that the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the claim which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, (iii) involves a claim to which the Indemnified Party reasonably believes an adverse determination would be detrimental to or injure the Indemnified Party's reputation or future business prospects, or (iv) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend.

  If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party.

  If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice.

  (f) The Indemnifying Party shall pay the Indemnified Party in immediately available funds promptly after the Indemnified Party provides the Indemnifying Party with written notice of a claim hereunder and the Parties reasonably agree that there is a reasonable basis for such claim.

  (g) Amounts paid to or on behalf of the Seller or the Purchaser as indemnification shall be treated as adjustments to the Purchase Price.

  (h) Effective upon the Closing, the Seller hereby irrevocably waives, releases and discharges the Company from any and all liabilities and obligations to the Seller of any kind or nature whatsoever, whether in his capacity as Seller hereunder, as a stockholder, officer or director of the Company or otherwise (including, without limitation, in respect of rights of contribution or indemnification other than compensation as an employee of the Company), in each case whether absolute or contingent, liquidated or unliquidated, and whether arising hereunder or under any other agreement or understanding or otherwise at law or equity, and the Seller shall not seek to recover any amounts in connection therewith or thereunder from the Company.


                                   ARTICLE X

                             ADDITIONAL AGREEMENTS

10.1  NES SECURITIES.

  (a) Subordinated Notes. Each Subordinated Note will be imprinted with a legend substantially in the following form:

  THE PAYMENT OF PRINCIPAL AND INTEREST ON THIS NOTE IS SUBJECT TO CERTAIN RECOUPMENT PROVISIONS SET FORTH IN A STOCK PURCHASE AGREEMENT DATED AS OF FEBRUARY 18, 1997 (THE "PURCHASE AGREEMENT") AMONG THE ISSUER OF THIS NOTE, THE PERSON TO WHOM THIS NOTE ORIGINALLY WAS ISSUED, AND CERTAIN OTHER PERSONS. THIS NOTE WAS ORIGINALLY ISSUED ON FEBRUARY 18, 1997, AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE TRANSFER OF THIS
  NOTE IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THE PURCHASE AGREEMENT. THE ISSUER OF THIS NOTE WILL FURNISH A COPY OF THESE PROVISIONS TO THE HOLDER HEREOF WITHOUT CHARGE UPON WRITTEN REQUEST.

  (b) NES Common Stock. Each certificate representing shares of NES Common Stock will be imprinted with a legend substantially in the following form:

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON FEBRUARY 18, 1997, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE STOCK PURCHASE AGREEMENT, DATED AS OF FEBRUARY 18, 1997 AND AS AMENDED AND MODIFIED FROM TIME TO TIME, BETWEEN THE ISSUER (THE "COMPANY") AND CERTAIN OTHER PERSONS, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

The NES Securities shall not be transferable without the Purchaser's prior written consent.

  10.2 CONTINUING ASSISTANCE. Subsequent to the Closing, the Seller and the Purchaser (at their own cost) shall assist each other (including making records available) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as any audits or litigation that ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested. In addition, to the extent not otherwise obtained by Closing, the Seller will use best efforts to obtain (a) all consents by third parties that are required for the transfer of the Acquired Stock to the Purchaser, and the consummation of the other transactions contemplated hereby or that are required in order to prevent a breach of, a default under, a termination or modification of, or any acceleration of, any obligations under any material contract to which the Company is a party, (b) payoff letters with respect to all of the Company's Indebtedness outstanding as of the Closing and
(c) releases of any and all Liens (including obtaining and filing appropriate UCC termination statements) held by third parties against property of the Company, all on terms reasonably satisfactory to the Purchaser.

  10.3 TAX MATTERS. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest thereon) incurred in connection with this Agreement shall be paid by the Seller when due, and the Seller shall, at his own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and if required by applicable law, the Purchaser shall, and shall cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

  10.4 PRESS RELEASES AND ANNOUNCEMENTS. Prior to the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Company shall be issued without the mutual approval of all Parties, except for any public disclosure which any Party in good faith believes is required by law or regulation (in which case the disclosure shall be prepared jointly by the Seller and the Purchaser). After the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Company shall be issued without the Purchaser's consent (which shall not be unreasonably withheld).

  10.5 FURTHER TRANSFERS. The Seller shall execute and deliver such further instruments of conveyance and transfer and take such additional action as the Purchaser may reasonably request to effect, consummate, confirm or evidence the transfer to the Purchaser of the Acquired Stock and any other transactions contemplated hereby.

  10.6 SPECIFIC PERFORMANCE. The Seller acknowledges that the Company's business is unique and recognizes and affirms that in the event of a breach of this Agreement by the Seller, money damages may be inadequate and Purchaser may have no adequate remedy at law. Accordingly, the Seller agrees that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the Seller's obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

  10.7 TRANSITION ASSISTANCE. The Seller shall not in any manner take any action which is designed, intended, or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, licensors and other business associates from maintaining the same business relationships with the Company after the date of this Agreement as were maintained with the Company prior to the date of this Agreement.

  10.8 EXPENSES. Except as otherwise provided herein, the Seller and the Purchaser shall pay all of their own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of the this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (collectively, the "Transaction Expenses"); it being understood that the Seller shall pay the fees, costs and expenses of the Company and that the Company shall pay any of the Seller's fees, costs and expenses (including, without limitation, legal and accounting fees, costs and expenses) arising in connection with the transactions contemplated hereby if the transactions are not consummated. At the request of the Seller, the fees, costs and expenses for which they are liable pursuant to this Section 10.8 may be deducted from the Cash Purchase Price and paid directly to the Seller's legal
counsel, investment bankers and other agents and representatives.   To the
extent that the Company pays or becomes liable with respect to any Transaction Expenses of the Company or the Seller, the Cash Purchase Price shall be reduced dollar-for-dollar. Notwithstanding the foregoing, the Purchaser shall pay, on behalf of the Company, the commission owing to Grand Teton Acquisitions pursuant to that certain Commission Agreement dated as of November 20, 1996, and no reduction to the Cash Purchase Price shall be made as a result of such payment.

  10.9 EXCLUSIVITY. Until this Agreement is terminated by its terms, neither the Company nor the Seller (and neither the Company nor the Seller shall cause or permit any Insider or agent or any other Person acting on behalf of the Seller, the Company, or its Affiliates to), (a) solicit, initiate or encourage the submission of any proposal or offer from any Person (including any of them) relating to any (i) liquidation, dissolution or recapitalization of, (ii) merger or consolidation with or into, (iii) acquisition or purchase of assets of or any equity interest in or (iv) similar transaction or business combination involving the Company or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any other Person to do or seek any of the foregoing. The Company and the Seller agrees that it will discontinue immediately any negotiations or discussion with respect to any of the foregoing. Until this Agreement is terminated by its terms, the Seller and the Company shall notify the Purchaser immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

  10.10 BOOKS AND RECORDS. Unless otherwise consented to in writing by the Seller or the Purchaser (as the case may be), the Purchaser and the Seller will not, for a period of seven years following the date hereof, destroy, alter or otherwise dispose of any of the books and records of the Company acquired by the Purchaser hereunder or retained by the Seller without first offering to surrender to the Seller or the Purchaser such books and records or any portion thereof of which the Seller or the Purchaser may intend to destroy, alter or dispose. The Purchaser and the Seller will allow the other party's representatives, attorneys and accountants access to such books and records, upon reasonable request for during such party's normal business hours, for the purpose of examining and copying the same in connection with any matter whether or not related to or arising out of this Agreement or the transactions contemplated hereby.

  10.11 NONCOMPETITION, NONSOLICITATION AND CONFIDENTIALITY

  (a) Noncompetition. In consideration of the mutual covenants provided for herein to the Seller at the Closing, during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the "Noncompete Period"), the Seller shall not engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise) directly or indirectly in any business that the Company conducts or proposes to conduct as of the Closing Date in the State of Georgia or any other geographic area in which the Company conducts its business as of the Closing Date, except as expressly permitted under any employment agreement with the Company executed at the Closing as contemplated hereunder; provided that ownership of less than 2% of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging solely by reason thereof in any of its businesses. The parties hereto agree that the covenant set forth in this Section 10.11 is reasonable with respect to its duration, geographical area and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 10.11(a) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. As further consideration for the obligations of the Seller pursuant to this Section 10.11, the Purchaser shall pay to the Seller $150,000 on the Closing Date in the form of Subordinated Notes (the "Noncompete Payment").

  (b) Nonsolicitation. The Seller agrees that, during the Noncompete Period, the Seller (i) shall not, and shall use his best efforts not to permit the Seller's affiliates to, directly or indirectly contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person employed by the Company at any time prior to the Closing Date or during the Noncompete Period, without the prior written consent of the Company and (ii) shall not induce or attempt to induce any customer or other business relation of the Company into any business relationship which might materially harm the Company. The term "indirectly" as used in this Section 10.11 is intended to mean any acts authorized or directed by or on behalf of the Seller or any person controlled by the Seller.

  (c) Confidentiality. The Seller shall treat and hold as confidential any information concerning the business and affairs of the Company that is not already generally available to the public (the "Confidential Information"), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Purchaser or destroy, at the request and option of the Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in his possession or under his control. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller shall notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 10.11(c). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; provided that the Seller shall use his best efforts to obtain, at the request of the Purchaser, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser shall designate.

  (d) Trade Names. The Seller shall not use or permit any of his affiliates to use the "Aerial Platforms" name or any name confusingly similar thereto in any manner anywhere in the world after Closing.

  (e) Remedy for Breach. The Seller acknowledges and agrees that in the event of a breach by the Seller of any of the provisions of this Section 10.11, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Company, Purchaser and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.


                                  ARTICLE XI

                                 MISCELLANEOUS

  11.1 AMENDMENT AND WAIVER. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by Purchaser and the Seller. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

  11.2 NOTICES. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or telecopied (with hard copy to follow). Notices, demands and communications to the Seller, the Company and Purchaser shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

Notices to the Seller:                               with a copy to:

Carter B. Wilson                                     Kearns, Benedict & Harp
c/o Aerial Platforms, Inc.                           5775-B Glenridge Drive
1857 Doan Way                                        Suite 210
Norcross, GA 30093                                   Atlanta, GA 30328
Attention: President                                 Attn: William R. Harp
Telecopy: (770) 717-9227                             Telecopy: (404) 256-3252


Notices to the Company (before Closing):             with a copy to:

Aerial Platforms, Inc.                               Kearns, Benedict & Harp
1857 Doan Way                                        5775-B Glenridge Drive
Norcross, GA 30093                                   Suite 210
Attention: President                                 Atlanta, GA 30328
Telecopy: (770) 717-9227                             Attn: William R. Harp
                                                     Telecopy: (404) 256-3252

Notices to the Company (after Closing):              with a copy to:

c/o National Equipment Services, Inc.                Kirkland & Ellis
6100 Sears Tower                                     200 East Randolph Drive
Chicago, IL 60606                                    Chicago, IL  60601
Attention: President                                 Attention: Sanford E. Perl
Telecopy: (312) 382-2201                             Telecopy:  (312) 861-2200

Notices to Purchaser:                                with a copy to:

National Equipment Services, Inc.                    Kirkland & Ellis
6100 Sears Tower                                     200 East Randolph Drive
Chicago, IL 60606                                    Chicago, IL  60601
Attention: President                                 Attention: Sanford E. Perl
Telecopy: (312) 382-2201                             Telecopy:  (312) 861-2200

  11.3 BINDING AGREEMENT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Seller without the prior written consent of Purchaser or by Purchaser (except as otherwise provided in this Agreement) without the prior written consent of the Seller. Without limiting the generality of the foregoing:

  (a) Purchaser may at any time prior to the Closing, at its sole discretion, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its wholly-owned Subsidiaries. The Purchaser's "wholly-owned Subsidiaries" include Subsidiaries which may be organized subsequent to the date hereof;

  (b) Purchaser may assign its rights under this Agreement for collateral security purposes to any lender providing financing to Purchaser, the Company, or any of their Affiliates and any such lender may exercise all of the rights and remedies of the Purchaser hereunder; and

  (c) Purchaser may assign its rights under this Agreement, in whole or in part, to any subsequent purchaser of the Company or any material portion of its assets (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise).

  11.4 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

  11.5 NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any person.

  11.6 CAPTIONS. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

  11.7 ENTIRE AGREEMENT. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

  11.8 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

  11.9 GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia, without giving effect to any choice of law or conflict of law provision (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia.

  11.10 PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

  IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first written above.


                                   NATIONAL EQUIPMENT SERVICES, INC.

                                   By:   /s/ Kevin Rodgers
                                         --------------------------------
                                   Its:  President



                                   AERIAL PLATFORMS, INC.

                                   By:   /s/ Carter B. Wilson
                                         --------------------------------
                                   Its:  President


                                   /s/ Carter B. Wilson
                                   --------------------------------------
                                   Carter B. Wilson